EXHIBIT 99.1

AINOS, INC.

RULES AND PROCEDURES OF BOARD OF DIRECTORS MEETINGS – ADOPTED AUGUST 20 2021

1.0 SCOPE OF RULES AND PROCEDURES

Unless relevant laws and regulations or the Company’s Certificate of Formation or Bylaws provide otherwise, the Company’s Board of Directors meetings (“Board Meetings”) shall be conducted in accordance with the Rules and Procedures of Board of Directors Meetings (the “Rules and Procedures”).

2.0 CONVENING OF MEETINGS AND CHAIRMAN ROLE

2.1 Minimum Quarterly Meetings. Board Meetings shall be held at least once every quarter but may be held at any time in case of urgent circumstances.

2.2 Chairman of the Board Role. Board Meetings shall be convened and presided over by the Chairman of the Board of Directors. However, the first meeting of every term of the newly elected Board of Directors shall be convened and presided over by the Director who has received the largest number of votes after such election; if there are two or more persons with such convening rights, they shall elect from amongst themselves one person to convene and preside over the meeting.

2.3 Absence of Chairman of the Board. In case the Chairman of the Board of Directors is on leave or unable to exercise his powers for any cause, the Vice Chairman of the Board of Directors shall act on his behalf. If the Vice Chairman is also on leave or unable to exercise his powers for any cause, the Chairman shall appoint a Director to act on his behalf. In the absence of such an appointee, the Directors shall elect from amongst themselves one person to act on the behalf of the Chairman.

2.4 Place of Meetings. Board Meetings at any appropriate place, time, and manner convenient for the Directors to attend in accordance with the Bylaws.

3.0 DESIGNATED SECRETARIAT, MEETING NOTICES, AND MEETING MATERIALS

3.1 Meeting Agenda. The subject matter of Board Meetings shall be decided by the Chairman of the Board of Directors.

3.2 Role of Corporate Secretary. The Board Corporate Secretary shall conduct the drafting of meeting agendas and minutes, and handle other administrative matters related to Board Meetings, and reports to the Chairman of the Board of Directors.

3.3 Regular Meetings. Regular meetings of the Board of Directors shall be held at such times and places as shall be designated from time to time by resolution of the Board of Directors. Notice of such regular meetings shall not be required.

AINOS, INC. RULES AND PROCEDURES OF BOARD OF DIRECTORS MEETINGS – ADOPTED

AUGUST 20 2021

3.4 Special Meetings. Special meetings of the Board of Directors shall be held whenever called by the Chairman of the Board, if any, the President, or by a majority of the directors for the time being in office. Each such special meeting shall be held at such time and place as shall be designated by the officer or directors calling such meeting.

3.5 Notice of Meetings. The Secretary shall give notice of each special meeting in person, or by mail or electronic transmission, to each director at least four (4) hours before the time of such meeting. Such notice, if given by electronic transmission, shall be effective only if the director receiving such notice shall have previously consented to receive notices by electronic transmission, and shall be sent using a form of electronic transmission specified by the director. The attendance of a director at any meeting shall constitute a waiver of notice of such meeting, except where a director attends a meeting for the express purpose of objecting to the transactions any business on the grounds that the meeting is not lawfully called or convened. Notice may also be waived in writing as provided in Article VI, Section 4 of the Bylaws. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Board of Directors need be specified in the notice or written waiver of notice of such meeting.

4.0 SUBJECT MATTER OF BOARD MEETINGS

The agenda of regular Board Meetings shall include at least the following items:

(1)	The meeting minutes of the preceding meeting;

(2)	Material business and financial reports;

(3)	Internal audit matters reports; and

(4)	Other important matters report, including the report on implementation status of previous resolutions.

2.	Discussion items:

(1)	Discussion items reserved by the preceding meeting; and

(2)	Discussion items of the current meeting.

3.	Special motions

AINOS, INC. RULES AND PROCEDURES OF BOARD OF DIRECTORS MEETINGS – ADOPTED

AUGUST 20 2021

5.0 ATTENDANCE SIGNING BOOKLET AND PROXIES

5.1 Attendance Record. A signing booklet shall be provided at every Board Meeting for the attending Directors to sign in. The Directors shall attend Board Meetings in accordance with the Bylaws. If unable to attend, a Director may appoint another

5.2 Proxies. Director to attend on his behalf by proxy which specifies the scope of authorization; any appointee shall not act as proxy for more than one Director. Any Director attending the meeting via telephone or video conference shall be deemed to have attended the meeting in person but shall sign an attendance confirmation and transmit his/her attendance confirmation to the Corporate Secretary.

5.3 Special Rules for Independent Directors. Independent Directors shall attend the Board Meetings in person; if an Independent Director is unable to attend a Board Meeting in person and wishes to delegate his/her rights, he/she can only delegate another Independent Director to attend on his/her behalf. Any dissenting opinion or abstention by Independent Directors shall be recorded in the Board Meetings minutes. If Independent Directors are unable to attend Board Meetings in person to express their dissenting opinion or abstention, except for legitimate reasons, they shall submit a written statement in advance to be recorded in the Board Meetings minutes.

5.4 Attendance by Non-Directors. Depending on the subject matter of proposed resolutions, relevant managerial personnel may be invited to present at Board Meetings to assist the Directors in understanding the Company’s current conditions so that they can make appropriate resolutions. In addition, accountants, legal counsel, or other professional personnel may be invited to the meetings to provide professional opinions for the Board of Directors’ reference, but shall excuse themselves and vacate the meeting when the proposed resolution will be discussed and resolved.

6.0 QUORUM

A majority of the directors fixed in the manner provided in these Bylaws shall constitute a quorum for the transaction of business, but if at any meeting of the Board of Directors there be less than a quorum present, a majority of those present or any director solely present may adjourn the meeting from time to time without further notice. The act of a majority of the directors present at a meeting at which a quorum is in attendance shall be the act of the Board of Directors, unless the act of a greater number is required by the Certificate of Formation or by the Bylaws.

7.0 DISCUSSION OF PROPOSED RESOLUTIONS

7.1 Order of Discussion. In principle, the discussion of proposed resolutions at a Board Meeting shall proceed in accordance with the agenda attached to the meeting notice. However, if no objection is voiced by any Director present at the meeting or with more than half of the attending Directors’ consent, the Chairman may make changes.

AINOS, INC. RULES AND PROCEDURES OF BOARD OF DIRECTORS MEETINGS – ADOPTED

AUGUST 20 2021

7.2 Intermission of Meeting. During a meeting, the Chairman may, at his discretion, set time for intermission or negotiation.

8.0 VOTING

8.1 Call for a Vote. The Chairman may announce an end of the discussion of any resolution and call for a vote.

8.2 Assent. A director of the Corporation who is present at a meeting of the Board of Directors at which action on any corporate matter is taken shall be presumed to have assented to the action unless his dissent shall be entered in the minutes of the meeting or unless he shall file his written dissent to such action with the person acting as secretary of the meeting before the adjournment thereof or shall forward such dissent by registered mail to the Secretary of the Corporation immediately after adjournment of the meeting. Such right to dissent shall not apply to a director who voted in favor of such action.

8.3 Amendments or Modifications to Resolutions or Motions. If there is an amendment to or substitute for a proposed resolution or motion, the Chairman shall decide the sequence of voting and the amendment or substitute. If any one of them has been adopted, the others shall be deemed vetoed and no further voting is required. The result of voting shall be announced at the meeting and placed on record.

8.4 Methods for Voting. The method of voting shall be one of the following as determined by the Chairman:

1.	By showing of hands;

2.	By voicing votes; or

3.

By casting ballots. The Chairman shall appoint person(s) to monitor the voting process and person(s) to count the ballots; and the person(s) appointed to monitor the voting process should be a Director.

9.0 THE RECUSAL OF CONFLICT-INTERESTED DIRECTORS

If a Director or a proxy the Director represents has a personal interest in the matter under discussion at the meeting, the relevant Director shall disclose the nature of such personal interest. If such interest may impair the interest of the Company, the relevant Director shall not join the discussion and voting of such matter, and shall recuse himself/herself when the matter is being discussed and resolved; nor shall the relevant Director exercise voting right on behalf of another Director.

AINOS, INC. RULES AND PROCEDURES OF BOARD OF DIRECTORS MEETINGS – ADOPTED

AUGUST 20 2021

10.0 MEETING ITEMS TO BE RECORDED AND SIGNED

10.1 Meeting Minutes. The resolutions of every Board Meeting shall be recorded in the meeting minutes. The meeting minutes shall accurately record the following items:

•	The term (or year), place, and time of the meeting;
•	The name of the chairman;
•	The attendance situation of the Directors, including the names and numbers of those who are present, on leave, and absent;
•	The names and titles of the other attendants;
•	The name of the recorder
•	Report items;
•	Discussion items: the voting method and the result of each proposed resolution; the summary of opinion by the Directors, experts, and other personnel; the names of the Directors that disclosed a conflict of interest under Article 11 of the Rules and Procedures, summary of the nature of the conflict of interest, the reasons for recusal or non-recusal, and the circumstances of recusal; any dissenting opinion or abstention with a written statement; any written statement provided by the Independent Directors pursuant to Paragraph 2 of Articles 6 of the Rules and Procedures;
•	Special motions: the names of the persons proposing the special motions; the voting method and the result of each proposed resolution; the summary of opinion by the Directors, experts, and other personnel; any dissenting opinion or abstention with a written statement; and
•	Other items that shall be recorded.

10.2 Signing and Distribution of Minutes. Meeting minutes shall be signed by the Chairman of the meeting and the Corporate Secretary (or recording secretary appointed at the meeting) , distributed to each Director within twenty (20) days after the meeting, and carefully kept as the Company’s important file throughout the life of the Company. The attendance record of a Board Meeting shall be part of the meeting minutes and be permanently retained throughout the life of the Company. The recording and distribution of meeting minutes may be performed by means of electronic transmission.

11.0 CANCELLATION OF BOARD MEETINGS

In the case of special circumstances where a scheduled Board Meeting of the Company must be cancelled after meeting notices have been sent to the Directors, the meeting may be cancelled if the person with convening right notifies the Directors in writing at least three days prior to the scheduled meeting date. In the case of urgent circumstances where the scheduled Board Meeting must be cancelled and it is impossible to notify the Directors prior to the time specified above, the meeting may be cancelled if the person with convening right notifies the Directors by telephone or other means at least three hours prior to the scheduled meeting time and confirms that each Director has received such notice.

AINOS, INC. RULES AND PROCEDURES OF BOARD OF DIRECTORS MEETINGS – ADOPTED

AUGUST 20 2021

12.0 EFFECTIVE DATE AND AMENDMENT

These Rules and Procedures shall be effective from August 20, 2021. Any amendment to these Rules and Procedures shall be approved by the Board of Directors.

AINOS, INC. RULES AND PROCEDURES OF BOARD OF DIRECTORS MEETINGS – ADOPTED

AUGUST 20 2021